EXHIBIT 99.1

BioCryst Refinances Existing Debt with $450 Million Financing Commitment from Pharmakon

RESEARCH TRIANGLE PARK, N.C., April 18, 2023 (GLOBE NEWSWIRE) -- BioCryst Pharmaceuticals, Inc. (Nasdaq: BCRX) today announced that the company has secured $450 million in committed financing from funds managed by Pharmakon Advisors, LP. BioCryst has elected to draw $300 million of the $450 million available to the company on the closing date. The remaining $150 million of committed capital can be drawn at the company’s option until September 2024.

Net proceeds to the company at closing will be approximately $26 million following the repayment of its existing credit facility with Athyrium Capital Management, and fees and expenses associated with the transaction.

The new five-year credit facility bears interest at the 3-month Secured Overnight Financing Rate (SOFR) + 7.00% (subject to a 1.75% floor). BioCryst has the option to pay up to 50% of the interest on the loans advanced on the closing date in-kind for the first six quarters of the term (subject to an increase in margin from 7.00% to 7.25%), allowing the company to defer cash interest payments until after this period. The facility contains no scheduled amortization payments, with all outstanding principal due at the maturity date in 2028. There are no financial covenants associated with the financing.

“This new credit agreement with Pharmakon enhances BioCryst’s already strong financial position by extending our repayment bullet from 2025 to 2028, when we expect our growing ORLADEYO revenues will be much closer to our peak of $1 billion. On the basis of our strong launch execution and future expectations for ORLADEYO, we have been able to secure more favorable financial terms than we had in our initial pre-launch credit agreement, have the flexibility to draw an additional $150 million of non-dilutive capital completely at our option, and have dramatically reduced our dependence on the capital markets,” said Anthony Doyle, chief financial officer of BioCryst.

“The BioCryst team is driving extraordinary success with ORLADEYO, and we are excited to support the company and management team as they continue growing to profitability and bring more rare disease medicines to patients,” said Pedro Gonzalez de Cosio, chief executive officer of Pharmakon Advisors, LP.

Pharmakon Advisors, LP is a leading investor in non-dilutive debt for the life sciences industry and is the investment manager of the BioPharma Credit funds. Established in 2009, funds managed by Pharmakon Advisors have committed $7.2 billion across 49 investments.

TD Cowen acted as exclusive financial advisor to BioCryst on the transaction. Gibson Dunn acted as legal advisor to BioCryst. Akin Gump acted as legal advisor to Pharmakon Advisors.

About BioCryst Pharmaceuticals
BioCryst Pharmaceuticals discovers novel, oral, small-molecule medicines that treat rare diseases in which significant unmet medical needs exist and an enzyme plays a key role in the biological pathway of the disease. Oral, once-daily ORLADEYO® (berotralstat) is approved in the United States and many global markets. BioCryst has active programs to develop oral medicines for multiple targets across the complement system, including BCX10013, an oral Factor D inhibitor in clinical development. RAPIVAB® (peramivir injection) is approved in the U.S. and multiple global markets, with post-marketing commitments ongoing. For more information, please visit the company’s website at www.biocryst.com.

Forward-Looking Statements
This press release contains forward-looking statements, including statements regarding BioCryst’s anticipated use of proceeds from the financing transaction described herein and statements regarding other future results, performance or achievements. These statements involve known and unknown risks, uncertainties and other factors which may cause actual use of proceeds, results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Some of the factors that could affect the forward-looking statements contained herein include: the agreements underlying the financing transaction subject BioCryst to certain restrictive covenants, which could limit BioCryst’s flexibility in operating its business; BioCryst’s ability to successfully implement its commercialization plans for, and to commercialize, ORLADEYO, which could take longer or be more expensive than planned; the FDA or other applicable regulatory agency may require additional studies beyond the studies planned for products and product candidates, may not provide regulatory clearances which may result in delay of planned clinical trials, may impose certain restrictions, warnings, or other requirements on products and product candidates, may impose a clinical hold with respect to product candidates, or may withhold, delay, or withdraw market approval for products and product candidates; BioCryst’s ability to successfully manage its growth and compete effectively; risks related to the international expansion of BioCryst’s business; and actual financial results may not be consistent with expectations, including that revenue, operating expenses, and cash usage may not be within management's expected ranges.  Please refer to the documents BioCryst files periodically with the Securities and Exchange Commission, specifically BioCryst’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, which identify important factors that could cause actual results to differ materially from those contained in BioCryst’s forward-looking statements.

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Contact:
John Bluth
+1 919 859 7910
jbluth@biocryst.com